As filed with the Securities and Exchange Commission on March 23, 2007

Registration No

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INLAND AMERICAN REAL ESTATE TRUST, INC.

(Exact name of Registrant as specified in its charter)

MARYLAND	34-2019608
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2901 BUTTERFIELD ROAD
OAK BROOK, IL  60523

(Address of Principal Executive Offices)

Inland American Real Estate Trust, Inc. Independent Director Stock Option Plan

(Full title of the plan)

The Corporation Trust, Inc.

300 East Lombard Street
Baltimore, Maryland  21202

(Name and address of agent for service)

(410) 539-2837

(Telephone number, including area code, of agent for service)

with copies to:

Robert H. Baum	Michael J. Choate, Esq.
Vice Chairman, Executive Vice President	Shefsky & Froelich Ltd.
and General Counsel	111 East Wacker Drive
The Inland Group, Inc.	Suite 2800
2901 Butterfield Road	Chicago, Illinois 60601
Oak Brook, Illinois 60523	(312) 836-4066
(630) 218-8000

CALCULATION OF FEES

Title of securities to be registered	Amount to be registered(1),(2)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock, $0.001 par value	75,000	$8.95	$671,250	$20.61

(1)             Represents shares of common stock which are issuable pursuant to the exercise of options granted under the Inland American Real Estate Trust, Inc. Independent Director Stock Option Plan (the “Plan”).

(2)             Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of common stock that become issuable under the Plan as a result of any stock split, stock dividend or similar transaction that is effected without the receipt of consideration and that increases the number of outstanding shares of the Registrant’s common stock.

(3)             Pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended, the registration fee is based on the price at which the options may be exercised.

PART I

The information specified in Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Note 1 to Part I of Form S-8 and under Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”).  The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by Inland American Real Estate Trust, Inc. (the “Registrant”) pursuant to Part I of Form S-8 and Rule 428 under the Securities Act.  These documents, together with the documents incorporated by reference herein under Item 3 of Part II of this registration statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this registration statement except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

1.                                       The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006 (filed with the SEC on March 2, 2007);

2.                                       The Registrant’s Current Reports on Form 8-K filed with the SEC on January 19, 2007 and January 30, 2007 and any amendment or report filed thereto; and

3.                                       The “Description of the Registrant’s Securities to be Registered” included in the Registrant’s Form 8-A filed with the SEC on November 10, 2005.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes the former statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Article XV of the Registrant’s charter provides as follows (in this section, the term “company” refers to the Registrant):

Section 15.3           Indemnification.

(a)           Subject to paragraphs (b), (c) and (d) of this Section 15.3, the company shall indemnify and pay, advance or reimburse reasonable expenses to any director, officer, employee and agent of the company including the Business Manager or the Property Managers and each of their affiliates (each an “Indemnified Party”) from and against any liability or loss to which the Indemnified Party may become subject or which the Indemnified Party may incur by reason of his, her or its service as a director, officer, employee or agent of the company, the Business Manager, the Property Managers and their respective affiliates.

(b)           The company shall not indemnify an Indemnified Party unless:  (i) the directors have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the company; (ii) the Indemnified Party was acting on behalf of or performing services on the part of the company; (iii) the liability or loss was not the result of gross negligence or willful misconduct by any independent director or negligence or misconduct by any other Indemnified Party (excluding the independent directors); and (iv) the indemnification is recoverable only out of the Net Assets of the company and not from the stockholders.

(c)           Notwithstanding anything to the contrary in Section 15.3(b) hereof, the company shall not indemnify a director, officer, employee or agent of the company or the Business Manager or any Property Manager or their affiliates for loses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular person; (ii) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular person; or (iii) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the Securities and Exchange Commission and the published opinions of any state securities regulatory authority in which securities of the company were offered or sold as to indemnification for violations of securities laws.

(d)           The company shall advance amounts to an Indemnified Party for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only in accordance with Section 2-418 of the MGCL, and only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services by the person, for or on behalf of the company; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement; and (iii) the Indemnified Party receiving advances undertakes in writing to repay the advanced funds to the company, together with the applicable legal rate of interest thereon, in cases in which such party is found not to be entitled to indemnification.

(e)           The company shall have the power to purchase and maintain insurance or provide similar protection on behalf of an Indemnified Party against any liability or loss asserted that was incurred in any such capacity with the company or arising out of such status; provided, however, that the company shall not incur the costs of any liability insurance that insures any person against liability or loss for which he, she or it could not be indemnified under these articles.  Nothing contained herein shall constitute a waiver by any Indemnified Party of any right which he, she or it may have against any party under federal or state securities laws.  The company shall also have power to enter into any contract for indemnity and advancement of expenses with a director, officer, employee or agent to such further extent consistent with law.

“Business Manager” is defined in the Registrant’s charter as Inland American Business Manager & Advisor, Inc., an Illinois corporation, or its successors and assigns.  “MGCL” is defined in the Registrant’s charter as the General Corporation Law of the State of Maryland, as amended from time to time, or any successor statute.  “Net Assets” is defined in the Registrant’s charter as the aggregate amount of total assets of the Registrant (other than intangibles) at cost before deducting depreciation or other non-cash reserves less total liabilities of the Registrant, calculated at least quarterly in accordance with the United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis. “Property Managers” is defined in the Registrant’s charter as any of Inland American Retail Management LLC, Inland American Office Management LLC, Inland American Industrial Management LLC or Inland American Apartment Management LLC, each a Delaware limited liability company, or any of their successors or assigns.

Subject to the limitations contained in Section 15.3 of the Registrant’s charter, the Registrant will indemnify and pay or reimburse reasonable expenses to any director, officer, employee or agent employed by the Registrant.  The MGCL provides that a Maryland corporation may indemnify a director, officer, employee or agent made a party to any proceeding by reason of service in that capacity unless it has been established that (1) the act or omission was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the individual actually received an improper personal benefit in money, property, or services or (3) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.

The Registrant’s bylaws provide that neither the amendment, nor the repeal, nor the adoption of any other provision of the charter or the bylaws will apply to or affect, in any respect, the indemnitee’s right to indemnification for actions or failures to act which occurred prior to such amendment, repeal or adoption.  To the extent that the indemnification may apply to liabilities arising under the federal securities laws, the Registrant has been advised that, in the opinion of the SEC, indemnification of liabilities arising under the Securities Act is contrary to public policy and, therefore, unenforceable.

The Registrant may enter into separate indemnification agreements with each of its directors and some of its executive officers.  Subject to the limitations contained in the Registrant’s charter, these indemnification agreements will require, among other things, that the Registrant indemnify the directors and officers to the fullest extent permitted by its charter, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.  The Registrant will also be required to indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and cover directors and officers under the Registrant’s directors’ and officers’ liability insurance, if any.  Although the form of indemnification agreement will offer the same scope of coverage afforded by provisions in the charter and the bylaws, as a contract, it will be unable to be unilaterally modified by the board or by the stockholders of the Registrant to eliminate the rights provided.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

EXHIBIT NO

4.1	Distribution Reinvestment Plan(1)

4.2	Share Repurchase Program(2)

4.3	Independent Director Stock Option Plan(3)

5	Opinion of Shapiro Sher Guinot & Sandler P.A. regarding legality*

23.1	Consent of KPMG LLP*

23.2	Consent of Shapiro Sher Guinot & Sandler P.A. contained in Exhibit 5

24	Power of Attorney (included on the signature page for this registration statement)

*                    Filed herewith.

(1)             Incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 3 to Form S-11 Registration Statement, as filed by the Registrant with the

SEC on July 21, 2005 (file number 333-122743).

(2)             Incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 3 to Form S-11 Registration Statement, as filed by the Registrant with the SEC on July 21, 2005 (file number 333-122743).

(3)             Incorporated by reference to Exhibit 4.3 to the Registrant’s Amendment No. 3 to Form S-11 Registration Statement, as filed by the Registrant with the SEC on July 21, 2005 (file number 333-122743).

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Oak Brook, State of Illinois, on March 20, 2007.

INLAND AMERICAN REAL ESTATE TRUST,
INC. (Registrant)

By:	/s/ Brenda G. Gujral
Name:	Brenda G. Gujral
Its:	President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roberta S. Matlin and Scott W. Wilton as his or her true and lawful attorney in-fact and agent, each with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned, any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments as fully to all intents and purposes as he or she might or could do in person, and hereby does ratify and confirm all that said attorney-in-fact and agent, or his or her other substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Robert D. Parks	Director and chairman of the board	March 20, 2007
Robert D. Parks

/s/ Brenda G. Gujral	Director and president (principal executive officer)	March 20, 2007
Brenda G. Gujral

/s/ Lori J. Foust	Treasurer (principal financial and accounting officer)	March 20, 2007
Lori J. Foust

/s/ J. Michael Borden	Director	March 20, 2007
J. Michael Borden

/s/ David Mahon	Director	March 20, 2007
David Mahon

/s/ Thomas F. Meagher	Director	March 20, 2007
Thomas F. Meagher

/s/ Paula Saban	Director	March 20, 2007
Paula Saban

/s/ William J. Wierzbicki	Director	March 20, 2007
William J. Wierzbicki

EXHIBIT INDEX

4.1	Distribution Reinvestment Plan(1)

4.2	Share Repurchase Program(2)

4.3	Independent Director Stock Option Plan(3)

5	Opinion of Shapiro Sher Guinot & Sandler P.A. regarding legality*

23.1	Consent of KPMG LLP*

23.2	Consent of Shapiro Sher Guinot & Sandler P.A. contained in Exhibit 5

24	Power of Attorney (included on the signature page for this registration statement)

*                    Filed herewith.

(1)             Incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 3 to Form S-11 Registration Statement, as filed by the Registrant with the SEC on July 21, 2005 (file number 333-122743).

(2)             Incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 3 to Form S-11 Registration Statement, as filed by the Registrant with the SEC on July 21, 2005 (file number 333-122743).

(3)             Incorporated by reference to Exhibit 4.3 to the Registrant’s Amendment No. 3 to Form S-11 Registration Statement, as filed by the Registrant with the SEC on July 21, 2005 (file number 333-122743).